Exhibit 1.01

TERMS AGREEMENT

June 24, 2005

Citigroup Funding Inc.

388 Greenwich Street, 38th Floor

New York, New York 10013

Attn: Treasury Capital Markets

Ladies and Gentlemen:

We understand that Citigroup Funding Inc., a Delaware corporation (the “Company”), proposes to issue and sell $12,700,000 aggregate principal amount of its Index Linked Notes SM Principal-Protected Callable Notes with Income Based Upon Potential Annual Appreciation of the 2005-5 Dynamic Portfolio IndexSM due July 1, 2011 (the “Notes”). The Notes will be fully and unconditionally guaranteed by Citigroup Inc., a Delaware corporation (the “Guarantor”). Subject to the terms and conditions set forth herein or incorporated by reference herein, Citigroup Global Markets Inc. (the “Underwriter”) offers to purchase 1,270,000 Notes in the principal amount of $12,255,500 at 96.5% of the aggregate principal amount. The Closing Date shall be June 29, 2005 at 9:00 a.m. at the offices of Cleary Gottlieb Steen & Hamilton LLP, One Liberty Plaza, New York, New York 10006.

The Notes shall have the following terms:

Title:	Index Linked NotesSM Principal-Protected Callable Notes with Income Based Upon Potential Annual Appreciation of the 2005-5 Dynamic Portfolio IndexSM due July 1, 2011

Maturity:	July 1, 2011

CFI Index Linked Notes Due July 1, 2011

Terms Agreement

Maturity Payment:	Holders of the Notes will be entitled to receive at maturity the Maturity Payment (as defined in the Prospectus Supplement to be dated June 24, 2005 relating to the Notes)

Interest Rate:	The interest payable on the Notes will vary and may be zero. The annual interest on the Notes, if any, will reflect the appreciation, if any, of the 2005-5 Dynamic Portfolio Index for that year, subject to limitations designed to avoid a complete reallocation of the 2005-5 Dynamic Portfolio Index to the national bond portfolio (as described in “Description of the Notes—Interest” in the Prospectus Supplement to be dated June 24, 2005 relating to the Notes). If the amount allocated to the Commodity Index portfolio is zero at any time during the term of the Notes, it will remain zero for the remaining term of the Notes and interest will not be paid thereafter, except at maturity to the extent that the value of the 2005-5 Dynamic Portfolio Index exceeds 100.00.

Interest Payment Dates:	July 3, 2006, July 2, 2007, July 1, 2008, July 1, 2009, July 1, 2010 and July 1, 2011.

Regular Record Dates:	June 26, 2006, June 25, 2007, June 24, 2008, June 24, 2009, June 24, 2010 and June 24, 2011.

Initial Price To Public:	100% of the principal amount thereof, plus accrued interest from June 29, 2005 to date of payment and delivery

Mandatory Call Feature:	The Company is required to call the Notes, in whole, but not in part, during any of the semi-annual five index business day periods commencing on June 25, 2008 if certain conditions (as described in “Description of the Notes—Mandatory Call” in the Prospectus Supplement to be dated June 24, 2005 relating to the Notes) are satisfied.

CFI Index Linked Notes Due July 1, 2011

Terms Agreement

Trustee:	The Bank of New York

Indenture:	Indenture, dated as of June 1, 2005

All the provisions contained in the document entitled “Citigroup Funding Inc. - Debt Securities - Underwriting Agreement Basic Provisions” and dated May 3, 2005 (the “Basic Provisions”), a copy of which you have previously received, are herein incorporated by reference in their entirety and shall be deemed to be a part of this Terms Agreement to the same extent as if the Basic Provisions had been set forth in full herein. Terms defined in the Basic Provisions are used herein as therein defined.

The Underwriter hereby agrees in connection with the underwriting of the Notes to comply with the requirements set forth in any applicable sections of Section 2720 to the By-Laws of the National Association of Securities Dealers, Inc.

John R. Dye, Esq., is General Counsel—Capital Markets of the Guarantor and counsel to the Company. Cleary Gottlieb Steen & Hamilton LLP is counsel to the Underwriter. Cleary Gottlieb Steen & Hamilton LLP is special tax counsel to the Company and the Guarantor.

Please accept this offer no later than 9:00 p.m. on June 24, 2005, by signing a copy of this Terms Agreement in the space set forth below and returning the signed copy to us, or by sending us a written acceptance in the following form:

CFI Index Linked Notes Due July 1, 2011

Terms Agreement

“We hereby accept your offer, set forth in the Terms Agreement, dated June 24, 2005, to purchase the Notes on the terms set forth therein.”

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Ramesh K. Menon
Name:	Ramesh K. Menon
Title:	Managing Director

ACCEPTED:

CITIGROUP FUNDING INC.

By:	/s/ Geoffrey S. Richards
Name:	Geoffrey S. Richards
Title:	Vice President and Assistant Treasurer

CITIGROUP INC.

By:	/s/ Charles E. Wainhouse
Name:	Charles E. Wainhouse
Title:	Assistant Treasurer

CFI Index Linked Notes Due July 1, 2011

Terms Agreement